EXHIBIT 11

      EXECUTONE INFORMATION SYSTEMS, INC. AND SUBSIDIARIES
      STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS


                                                Three Months Ended
                                                    March 31,
                                               1995             1994

INCOME FROM CONTINUING OPERATIONS        $     120,000    $      86,000

DISCONTINUED OPERATIONS:
  INCOME FROM OPERATIONS,
   NET OF INCOME TAXES                             ---          153,000
  GAIN ON DISPOSAL,
   NET OF INCOME TAXES                             ---          604,000

NET INCOME                               $     120,000    $     843,000

WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING                 45,947,000       42,724,000

COMMON STOCK EQUIVALENT SHARES
  ASSUMED TO BE ISSUED FOR DILUTIVE
  STOCK OPTIONS AND WARRANTS                 2,891,000        5,174,000

TOTAL WEIGHTED AVERAGE COMMON
  AND COMMON EQUIVALENT SHARES
  OUTSTANDING                               48,838,000       47,898,000

EARNINGS PER COMMON SHARE:
  Continuing Operations                  $        0.00    $        0.00
  Discontinued Operations                          ---             0.02

  Net Income                             $        0.00    $        0.02














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